FOR IMMEDIATE RELEASE

ENERJEX RESOURCES, INC. TO EXPLORE STRATEGIC ALTERNATIVES

Overland Park, Kan. (June 3, 2009) – EnerJex Resources, Inc. (OTC:BB – “ENRJ”) announced today that it has engaged C.K. Cooper & Company to explore and evaluate strategic initiatives that are anticipated to allow EnerJex to continue its plans to grow production and reserves in the mid-continent. Initiatives include creating joint ventures to further develop current leases, restructuring current debt, as well as evaluating other options ranging from capital formation to some type of business combination.  There can be no assurance that any particular initiative will result from this process.

Steve Cochennet, President of EnerJex Resources stated, “While we continue to make steady progress in the development of our leases, we believe there are significant opportunities to increase our growth rates given current market conditions.  We believe this process will create options that will allow us to position EnerJex to take advantage of these opportunities.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations are focused on the mid-continent region of the United States.  The company acquires oil and natural gas assets that have existing production and cash flow.

Once acquired, the company implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves. Current production is approximately 270 gross barrels per day.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com ..

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

Forward-Looking Statements

The statements in this press release regarding the strategic initiatives, current production, actual and anticipated market conditions, any implied or perceived benefits from the strategic initiatives, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex and C.K. Cooper to implement the strategic initiatives; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Steve Cochennet
EnerJex Resources, Inc.
(913) 754-7754
scochennet@enerjexresources.com

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com